                            ARTICLES OF AMENDMENT TO
                       RESTATED ARTICLES OF INCORPORATION
                               DATED MARCH 4, 1991

                               ARTICLES OF AMENDMENT
                              TO RESTATED ARTICLES OF
                          INCORPORATION OF SOUTHDOWN, INC.

     ARTICLES OF AMENDMENT       )                    STATE OF TEXAS
              TO                 )
     RESTATED ARTICLES OF        )                   COUNTY OF HARRIS
         INCORPORATION           )
              OF                 )                    CITY OF HOUSTON
        SOUTHDOWN, INC.          )


     BE IT KNOWN, That on this 4th day of March, 1991,
     BEFORE ME, JoAnn M. Pavlock, a Notary Public, duly commissioned and qualified in and for the County of Harris, State of Texas, and in the presence of the witnesses hereinafter named and undersigned:

                          PERSONALLY CAME AND APPEARED:

     CLARENCE C. COMER and WENDELL E. PHILLIPS, II, appearing herein and acting for Southdown, Inc., (of which Corporation they are, respectively, President and Secretary), a corporation organized and existing under the laws of the State of Louisiana, domiciled in the Parish of Orleans, State of Louisiana, organized by Articles of Incorporation effective April 4, 1930, which Articles, as amended, were restated pursuant to Restated Articles of Incorporation effective September 15, 1983, who declared that pursuant to Section 24B(6) and 33A of the Louisiana Business Corporation Law, Article IIIB of the Restated Articles of Incorporation of the Corporation, and resolutions of the Board of Directors of the Corporation adopted at a special meeting of the Board of Directors of the Corporation held on March 4, 1991, they now appear for the purpose of executing this act of amendment and putting into authentic form the amendment so adopted by the Board of Directors of said Corporation.

     AND THE SAID APPEARERS further declare that by vote of the Board of Directors of said Corporation, it was resolved that Article III of the Restated Articles of Incorporation of Southdown, Inc. be further amended as follows:

     1. There is added as a new paragraph E of Article III the following:

        E. Of the aforesaid 10,000,000 shares of Preferred Stock, 400,000 shares shall constitute a separate series of preferred shares designated

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"Preferred Stock, Cumulative Junior Participating Series C" (the "Series C
Preferred Stock"). The preferences, limitations and relative rights of the Series C Preferred Stock are as follows:

                                PREFERRED STOCK,
                    CUMULATIVE JUNIOR PARTICIPATING SERIES C

     1. Dividends. (A) The holders of the Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the Corporation legally available therefor, subject to the prior and superior rights of the holders of the Corporation's Preferred Stock, $.70 Cumulative Convertible Series A ("Series A Preferred Stock"), the Corporation's Preferred Stock, $3.75 Convertible Exchangeable Series B ("Series B Preferred Stock") and any other shares of any series of Preferred Stock ranking senior to the shares of Series C Preferred Stock as to dividends, but in preference to the holders of the Common Stock, par value $1.25 per share, of the Corporation (the "Common Stock") and any other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends, cumulative preferential dividends per share of Series C Preferred Stock payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $2.00 or (b) subject to the provision for adjustment hereinafter set forth, the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time after March 4, 1991 (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such


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shares shall accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C
Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.

     (C) Each dividend on the Series C Preferred Stock shall be paid to the holders of record of shares of the Series C Preferred Stock as they appear on the stock register of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. No dividend may be declared on any other series or class of stock ranking on a parity with the Series C Preferred Stock as to dividends in respect of any dividend period, unless there shall also be or have been declared on the Series C Preferred Stock like dividends for all periods in the amounts provided therefor in paragraph 1(A) above. In the event that full cumulative dividends on the Series C Preferred Stock have not been declared and paid or set apart for payment, the Corporation may not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or retirement of, the Common Stock or any other stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends or distributions of assets on liquidation, dissolution or winding up of the Corporation (other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock), until full cumulative dividends on the Series C Preferred Stock are declared and paid or set apart for payment. Further, the Corporation shall not declare a dividend or distribution on the Common Stock unless it also declares a dividend or distribution on the Series C Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     2. Redemption (A) The Corporation, at its option, may redeem shares of Series C Preferred Stock in whole at any time and in part from time to time, at a redemption price equal to the Adjustment Number times the current per share market price (as such term is hereinafter defined) of the Common Stock on the date of the mailing of the notice of redemption, together with accrued and unpaid dividends to the date of such redemption. The "current per share market price" on any date shall be deemed to be the average of the closing price per share of such Common Stock for the ten consecutive Trading Days (as such term


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is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Common Stock is determined during a period following the announcement of (A) a dividend or distribution on the Common Stock other than a regular quarterly cash dividend or
(B) any subdivision, combination or reclassification of such Common Stock and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, shall not have occurred prior to the commencement of such ten Trading Day period, then, and in each such case, the current per share market price shall be properly adjusted to take into account ex-dividend or ex-distribution trading. The closing price for each day shall be the last sales price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed Or admitted to trading on any national securities exchange, the last quoted sales price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other self regulatory organization or registered securities information processor (as such terms are used under the Securities Exchange Act of 1934, as amended) that then reports information concerning the Common Stock or, if on any such date the Common Stock is not quoted by any such entity, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation. If on any such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a business day.

     (B) In case of the redemption of only part of the Series C Preferred Stock at the time outstanding, such redemption shall be made pro rata, provided, however, that the Corporation shall not be required to effect the redemption in any manner that results in fractional shares being outstanding (unless immediately prior to such time fractional shares were outstanding, in which case the Corporation shall not be required to effect the redemption in any manner that results in fractions of shares, other than one-hundredths of shares, being outstanding); if full cumulative dividends shall not have been paid or declared and set apart for payment for all quarterly dividends to and including the last Quarterly Dividend Payment Date prior to the date fixed for redemption, the Corporation shall not:


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          (i) call for redemption (except for redemptions in accordance with subparagraph 2(B)(iii) below) any shares of Series C Preferred Stock unless all such shares then outstanding are called for simultaneous redemption; or

          (ii) redeem or purchase or otherwise acquire (except for redemptions, purchases or acquisitions in accordance with subparagraph 2(B)(iii) below) for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to Series C Preferred Stock; or

          (iii) redeem or purchase or otherwise acquire (except for redemptions, purchases or acquisitions in accordance with subparagraphs, 2(B)(i) and 2(B)(ii) above) for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares of parity stock and Series C Preferred Stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (C) Notice of any proposed redemption of Series C Preferred Stock shall be given by the Corporation not less than 15 days nor more than 60 days prior to the date fixed for such redemption to each holder of record of the shares to be redeemed at his address appearing on the books of the Corporation. Notice of redemption shall be deemed to have been given when deposited in the United States mails, by first class mail, whether or not such notice is actually received. If on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then from and after the date of redemption so designated, notwithstanding that any certificate representing shares of Series C Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue and all rights with respect to such shares of Series C Preferred Stock so called for redemption shall forthwith at the close of business on such redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price of such shares so to be redeemed plus an amount equal to accrued and unpaid dividends (whether or not declared) up to the date fixed for redemption, but without interest thereon.


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     (D) The Corporation may, however, prior to the redemption date specified in the notice of redemption, deposit in trust for the account of the holders of the shares of Series C Preferred Stock to be redeemed, with a bank or trust company in good standing organized under the laws of the United States of America or of any state thereof, having its principal office located in the continental United States, and having a capital, surplus and undivided profits aggregating at least $50 million, designated in such notice of redemption, all funds necessary for such redemption (including accrued and unpaid dividends up to the date fixed for redemption), together with irrevocable written instructions authorizing such bank or trust company, on behalf and at the expense of the Corporation, to cause the notice of redemption to be mailed as herein provided at least 15 days but not more than 60 days prior to the redemption date and to include in said notice of redemption a statement that all funds necessary for such redemption have been so deposited in trust and are immediately available, and on the redemption date, notwithstanding that any certificate representing shares of Series C Preferred Stock called for redemption shall not have been surrendered for cancellation, all shares of Series C Preferred Stock with respect to which such deposit shall have been made and which are outstanding on such redemption date shall no longer be deemed to be outstanding and all rights with respect to such shares of Series C Preferred Stock shall forthwith at the close of business on such redemption date cease and terminate, except only the right of the holders thereof to receive from such bank or trust company, at any time after the redemption date, the redemption price of such shares so to be redeemed plus accrued and unpaid dividends up to the date fixed for redemption.

     (E) If any shares of Series C Preferred Stock called for redemption are not issued and outstanding as of the date fixed for redemption, the amount set aside or deposited for the redemption thereof shall revert to or be paid over to the Corporation.

     (F) Any shares of Series C Preferred Stock which are redeemed or otherwise purchased or acquired by the Corporation or any subsidiary thereof shall be cancelled. The number of shares of Series C Preferred Stock shall be reduced by the number of shares so cancelled and such cancelled shares shall be restored to the status of authorized but unissued shares of Preferred Stock that are undesignated as to series. For the purposes of this paragraph, a subsidiary means a corporation of which a majority of the capital stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned by (a) the Corporation, (b) the Corporation and one or more of its subsidiaries or (c) one or more of the Corporation's subsidiaries.

     3. Regarding Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:

     (A) Each share of Series C Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number for each share held and, except as otherwise provided herein or by law, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the


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Common Stock (and any other capital stock of the Corporation entitled to vote)
shall vote together as a single class.

     (B) Unless the vote of a larger percentage is required by law or the Restated Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock shall be sufficient to take any action as to which a class vote of the holders of the Series C Preferred Stock is required by law or the Restated Articles of Incorporation.

     (C) Whenever, at any time, dividends payable on the Series C Preferred Stock shall be in arrears for such number of dividend payments as shall include not less than 540 calendar days, the holders of all Preferred Stock (including holders of the Series C Preferred Stock) upon which these or like voting rights have been conferred (without limiting the generality of the foregoing, not including the Series A Preferred Stock and the Series B Preferred Stock) and are exercisable (the "Voting Preferred Stock") with dividends in arrears for such number of dividend payments as shall include not less than 540 calendar days, shall have the exclusive right, voting separately as a class, irrespective of series, to elect by a majority of the votes cast two directors of the Corporation, (i) at the Corporation's next annual meeting of shareholders, (ii) at a special meeting held in place thereof, (iii) at a special meeting of the holders of shares of the Voting Preferred Stock called by the Secretary of the Corporation upon the written request of the holders of record of 25% or more of the total number of shares of Voting Preferred Stock then outstanding, to be held within 30 days after delivery of such request, or (iv) by written consent of the holders of a majority of the issued and outstanding shares of Voting Preferred Stock in lieu thereof, and at each meeting of shareholders thereafter at which directors shall be elected until such rights shall terminate as hereinafter provided. The Board of Directors of the Corporation hereby unanimously directs the Secretary of the Corporation to give notice of any special meeting of the shareholders of the Corporation required from time to time by the provisions of this paragraph, in the manner prescribed by the Bylaws of the Corporation. Upon the vesting of such voting right in the holders of the Voting Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the Voting Preferred Stock as hereinabove set forth. The right of the holders of the Voting Preferred Stock, voting separately as a class, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on the Series C Preferred Stock shall have been paid in full, at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of the Voting Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by such Voting Preferred Stock voting as a class shall terminate immediately. If the office of any director elected by the holders of the Voting Preferred Stock becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of Voting Preferred Stock voting as a class may choose a successor who shall hold office for the unexpired


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term in respect of which such vacancy occurred. Whenever the special voting powers vested in the holders of the Voting Preferred Stock shall have expired, the number of directors shall become such number as may be provided for in the Bylaws, or resolution of the Board of Directors thereunder, irrespective of any increase made pursuant to the provisions of this paragraph 3.

     (D) At any time that any shares of Series C Preferred Stock are outstanding, the Restated Articles of Incorporation, as amended, of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series C Preferred Stock, voting separately as a class.

     4. Priority in Event of Dissolution. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series C Liquidation Preference"). Following the payment of the full amount of the Series C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series C Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series C Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series C Preferred Stock and Common Stock, respectively, holders of Series C Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series C Preferred Stock and Common Stock, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with Series C Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares (including the Series C Preferred Stock) in proportion to their respective liquidation preferences.

     5. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case


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may be, into which or for which each share of Common Stock is changed or exchanged.

     6. Ranking. The Series C Preferred Stock shall rank junior to the Series A Preferred Stock and Series B Preferred Stock as to the payment of dividends and distribution of assets, and shall also rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     7. Fractional Shares. The Series C Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.

     8. Sinking Fund. The Series C Preferred Stock shall not be entitled to any mandatory redemption or prepayment (except on liquidation, dissolution or winding up of the affairs of the Corporation) or to the benefit of any sinking fund.

     9. Amount. The number of shares of Series C Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     10. Definition. If the day upon which any payment is to be made or any other action is to be taken or any event is scheduled to occur pursuant to the terms of these Articles of Amendment is not a business day, the payment shall be made or the other action shall be taken on the next succeeding business day. A "business day" is defined as a day in the City of Houston, County of Harris, Texas, that is not a legal holiday or a day on which banking institutions are authorized or obligated by law to close.

     11. Notice. Except as otherwise provided herein, any notice, demand or other communication shall be deemed given and received as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of such notice, demand or other communication as of the date of such inability to deliver or rejection or refusal to accept.

     2. Paragraph E of Article III is relettered as paragraph F.

     APPEARERS further stated that all of the shares of the Corporation have par value; that the Corporation is authorized to issue 50,000,000 shares, of which 40,000,000 are common shares of the par value of $1.25 per share and 10,000,000 are preferred shares of the par value of $0.05 per share; that of the


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
preferred shares, 1,999,998 shares have been designated as the Series A Preferred Stock, 960,000 have been designated as the Series B Preferred Stock, and 400,000 have been designated as the Series C Preferred Stock; and that the Board of Directors of the Corporation has the authority to amend the Articles to fix the preferences, limitations, and relative rights of the preferred shares, and to establish, and fix variations and relative rights and preferences as between series of preferred shares, all as more fully set out in Article III of the Restated Articles of Incorporation.

     AND SAID APPEARERS having requested me, Notary, to note said amendment in authentic form, I do by these presents receive said amendment in the form of this public act to the end that said amendment may be promulgated and recorded and thus be read into the Restated Articles of Incorporation of Southdown, Inc., as hereinabove set forth.

     THUS DONE AND PASSED, in my office at Houston, Harris County, State of Texas, on the day, month and year first above written, in the presence of the undersigned competent witnesses, who hereunto sign their names with the said appearers and me, Notary, after a due reading of the whole.

                                        SOUTHDOWN, INC.


                                        By: /s/ CLARENCE C. COMER
                                            ------------------------------------
                                            Clarence C. Comer
                                            President

                                        By: /s/ WENDELL E. PHILLIPS, II
                                            ------------------------------------
                                            Wendell E. Phillips, II
                                            Secretary


WITNESSES:


/s/ [ILLEGIBLE]
--------------------------------

/s/ LINDA F. HARRELL
--------------------------------


                                        /s/ JOANN M. PAVLOCK
                                        ----------------------------------------
                                                   NOTARY PUBLIC


                                                       [SEAL]


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